                                                                    EXHIBIT 12.1


The Shaw Group Inc.
Ratio of Earnings to Fixed Charges


                                                                            Six
                                       Year Ended August 31,               Months
                             ------------------------------------------    Ended
                              1996     1997     1998     1999     2000    2/28/01
                             ------   ------   ------   ------   ------   -------
EARNINGS
Pretax income from
  continuing operations      10,027   19,975   23,305   26,075   45,548   39,484
Fixed charges (computed
  below)                      5,607    8,001   11,113   12,009   15,552   18,191
Interest capitalized              0        0        0     (621)  (2,106)  (3,172)
                             ------   ------   ------   ------   ------   ------
Earnings                     15,634   27,976   34,418   37,463   58,964   54,503
                             ======   ======   ======   ======   ======   ======

FIXED CHARGES
Interest expense              4,823    6,778    8,471    8,649    8,003    7,801
Interest capitalized              0        0        0      621    2,106    3,172
Amortization of debt costs       39       39       34        1        4        0
Estimate of interest in
  rent expense                  745    1,184    2,608    2,738    5,409    7,218
                             ------   ------   ------   ------   ------   ------
Fixed Charges                 5,607    8,001   11,113   12,009   15,522   18,191
                             ======   ======   ======   ======   ======   ======

Earnings to Fixed Charges      2.79     3.50     3.10     3.12     3.80     3.00
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